Exhibit 21.1
Subsidiaries
     The Company’s principal subsidiaries and affiliates at December 31, 2006 were as follows:

Country of
Company	incorporation	Principal activity
Cronos Containers Limited*	UK	Container leasing, management and
administration
Cronos Containers N.V.*	Netherlands Antilles	Container investment manager
Cronos Capital Corp.	USA	General Partner and limited partnership
administration, container investment
manager
Cronos Securities Corp.	USA	Securities brokering
Cronos Containers PTE Limited*	Singapore	Administration and marketing — Singapore
Cronos Containers Pty Limited*	Australia	Administration and marketing — Australia
Cronos Containers S.R.L.	Italy	Administration and marketing — Southern
Europe
Cronos Containers (Hong Kong)	Hong Kong	Administration and marketing — Hong
Limited*		Kong and Australasia
Cronos Container Leasing GmbH	Germany	Administration and marketing — Germany
Cronos Equipment (Bermuda) Ltd*	Bermuda	Container investment
Cronos Finance (Bermuda) Ltd*	Bermuda	Container investment
C G Finance B.V.	Netherlands	Holding company and marketing office
Cronos Management N.V.*	Netherlands Antilles	Holding company and provision of
Executive services
Cronos Containers Scandinavia	Sweden	Holding company and Intermodal equipment
AB		management
Intermodal Leasing AB	Sweden	Intermodal equipment management
Cronos Containers (Cayman) Ltd.*	Cayman Islands	Container investment manager
Cronos Holdings Investments Inc.*	USA	Holding company
CF Leasing Limited	Bermuda	50% owned container investment joint
venture company

*	Denotes companies owned directly by the Company.